EPR

EVANCIC PERRAULT ROBERTSON

CERTIFIED GENERAL ACCOUNTANTS

September 30, 2002

Mr. James Parsons

Parsons Law Firm

500 108th Ave. NE, Ste 1710

Bellevue, WA 98004

Dear Jim:

Re:    IP Teleservices, Inc.

We are writing to provide you with our consent to use the interim financial statements of IP Teleservices, INc. for the quarter ended June 30, 2002 in the 10-SB registration statement filed with the SEC for Prime Equipment, Inc. for the period ended June 30, 2002.

If you require further information, please contact us.

Yours truly

Evancic Perrault Robertgson

/s/ Robert Tanaka

Robert Tanaka, C.A.

2nd Floor Herco Centre, 566 Lougheed Highway, Coquitlam, B.C. V33K 3S3

Telephone (604) 936-4377   Fax (604) 936-8376

Website www.eprcoq.com   Email:  epr@eproq.com

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